EXHIBIT 99.2

Contacts:

Randall H. Holliday	Kristyn Hutzell
General Counsel	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

November 19, 2007

POWER-ONE WINS AGAINST ARTESYN IN DIGITAL POWER PATENT LAWSUIT;  JURY DECLARES PATENTS VALID AND FINDS INFRINGEMENT OF KEY PATENT  BY ARTESYN  PRODUCT

Camarillo, CA, November 19, 2007 —  Power-One, Inc. (NASDAQ: PWER) today announced that the jury in the U.S. District Court for the Eastern District of Texas, Marshall Division, has upheld the validity of the Power-One Z-One® digital power management and control patents asserted against Artesyn Technologies, which, along with Astec America, is now part of the Emerson Electric Co.’s (NYSE:  EMR) Network Power business unit.

Power-One filed this lawsuit in 2005 shortly after the announcement by Artesyn of the infringing product.  Due to this swift action, Artesyn never sold the infringing product and only used demonstration prototypes in the marketplace.  The Company continued the lawsuit to fulfill its goals of proving its patent rights valid, proving its exclusive rights to certain digital power management techniques, and preventing future infringement.  The jury verdict successfully accomplishes the Company’s goals.  Since there were no sales of infringing product, the parties stipulated prior to trial to a token damage of award of $100.  Power-One has requested the Court enter a permanent injunction against appropriate parties to enforce the jury verdict.

The verdict decided a number of important issues in favor of Power-One.  The jury found both of the two asserted patents to be valid and found that Power-One’s U.S. Patent No. 7,000,125  (the ‘125 patent) has been infringed by the Artesyn Technologies’ digital Point of Load PMBus compatible product.  The ‘125 patent applies to a digital power control system for programming, controlling, and monitoring an array of Point of Load regulators using a data bus for communication with and control of the Point of Load regulators.

As is normal in complex litigation, the Court had asked Power-One to simplify the trial and the allegations against Artesyn.  Power-One cooperated with the Court’s request and voluntarily elected to litigate on only two patents (out of a family of four patents that were originally asserted against Artesyn), and on only twenty total claims.  The jury found that all twenty (20) claims in the two patents that were actively litigated by Power-One were valid, and all seven (7)

claims of the ‘125 patent were infringed.   None of the claims nor any of the four patents originally asserted by Power-One were legally dismissed by any adverse Court order, or declared invalid.  All Power-One patents and claims originally asserted remain valid and enforceable U.S. patents.

The Power-One patents in the lawsuit are part of a growing family of patents and pending applications that apply broadly to digital power management products and systems, and the control of those systems and related components on a circuit board.  The Power-One patent family now includes over 40 key patents and pending applications, with over 500 patent claims in total.  Patents and pending applications include both system as well as element-specific technology covering Power-One’s Z-One products and architecture.  Power-One has incorporated this technology into its Z-One products and system architecture, to achieve and enable control of distributed Point of Load power regulators.

The jury relied upon the Court’s main interpretation of the key patent claims in this suit in reaching its verdict of patent validity and infringement.   In that interpretation, the Court construed the key term “Point of Load Regulator” to mean a DC-DC switching voltage regulator designed to receive power from a voltage bus on a printed circuit board, and adapted to power a portion of the devices on the board and to be placed near the one or more devices being powered as part of a distributed board-level power system.

Power-One believes that its digital power management and control intellectual property covers and applies to a very wide range of digital power control products, systems, communications methods, bus architectures, and implementations, together with DC-DC Point of Load implementations using data bus communication, including the PMBus protocols.

Power-One’s Chief Executive Officer, Bill Yeates commented, “We are very happy with this jury verdict.  Power-One set the standard in creating this leading technology and the intellectual property that supports it.  We believe this jury verdict firmly validates our position that our intellectual property is very broad, and is valid and enforceable. It was imperative that we vigorously defend our intellectual property, and we will continue to do so should others try to violate our broad IP portfolio.”

Mr. Yeates continued, “The entire battle, both in the court and in the marketplace over digital power management, no doubt set back the time clock for overall adoption.  We believe that the adoption will begin to ramp as customers understand this verdict, which proves that Power-One clearly has the controlling intellectual property for this technology.  We believe the industry has been ‘on hold’ waiting for a conclusion to this litigation. Now, with a positive ruling, we can concentrate more fully on increasing orders in digital power by working to accelerate the digital revolution in the power supply industry.  And while we expect an appeal, we are very confident of our digital power patent portfolio, as we have indicated for many years.  With the conclusion of this jury trial our focus will include selecting partners which are qualified and supportive of our technology and intellectual property.  The Point of Load market is very fast growing and conservatively more than a billion dollars. We believe that with this legal confirmation of our IP, customers and the industry will move forward to rapidly increase the adoption rate of digital power management and control — with our Z-One technology and patents as the cornerstone.”

Power-One will hold a question and answer session to discuss this announcement on Monday, November 19, 2007 at 2:00 p.m. PT / 5:00 p.m. ET.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has approximately 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Switzerland, Slovakia, and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “forecast,” “expect,” “anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Forward-looking statements are not guarantees, but rather are predictions of and make certain assumptions regarding anticipated future results.   Achievement of actual results is dependent upon and will involve a variety of risks and uncertainties that could cause actual results to differ materially from assumptions and predictions.  Such risks and uncertainties include, but are not limited to, the risk that the Company’s efforts  to secure, maintain, defend, enforce, and protect claimed intellectual property rights, including patents issued and patents applied for, are successful, to include success and favorable results in pending litigation and/or subsequent legal proceedings;  the risk that the costs and expenses of such litigation or other subsequent or related legal proceedings conform with estimates and forecasts issued by the Company; and other risks that are described from time to time in Power-One’s Securities and Exchange Commission reports.  See “Risk Factors” in the Company’s reports on file with the Securities and Exchange Commission, to specifically include the Company’s Form 10-K for fiscal 2006, for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in these materials.  Except as required by law, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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